Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-170425, 333-182740 and 333-184431) and in the Registration Statement on Form S-8 (File No. 333-182992) of Medgenics, Inc. of our reports dated March 14, 2013, with respect to the consolidated financial statements of Medgenics, Inc., and the effectiveness of internal control over financial reporting of Medgenics, Inc., included in this Annual Report of Medgenics, Inc. (Form 10-K) for the year ended December 31, 2012.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Haifa, Israel

March 14, 2013